Mark Lucas Named to Imation Board
OAKDALE, Minn., April 13, 2007 — Imation Corp. (NYSE: IMN) today announced that Mark E. Lucas, Chairman and Chief Executive Officer of Geneva Watch Group, has been elected to the Company’s Board of Directors. The addition of Mr. Lucas increases the size of Imation’s Board of Directors to ten.
“We are very pleased to have Mark join Imation’s Board,” said Linda W. Hart, Non-Executive Chairman of the Board. “His broad business background and brand management expertise will further strengthen the Imation Board and provide additional depth and breadth of experience.”
Frank P. Russomanno, Imation CEO and board member said: “Mark’s track record — from strategic development to sales, marketing and brand management — will provide a valuable perspective to Imation as we strengthen our brand portfolio. He has run consumer durables and packaged goods businesses, led companies in development and marketing of short life-cycle, technology-based products, and has successfully tapped into competitive global markets.”
Mr. Lucas has been Chairman and Chief Executive Officer of Geneva Watch Group since November 2005. Geneva Watch Group, a privately held company based in Long Island City, NY, is a leading designer, manufacturer and distributor of watches, pens and clocks under both its own brand and licensed brands representing fashion leaders including Kenneth Cole New York, Tommy Bahama, BCBG Max Azria, Betsey Johnson, Mudd, and XGames. Previously, he had been President and CEO of Altec Lansing Technologies, a leading provider of powered, portable, personal and interactive audio products. He has also held executive management positions at Iomega Corporation, Gillette and Duracell and started his career at Nestle Corp. He received both a Bachelor of Science in Industrial Engineering and a Masters of Business Administration from Rensselaer Polytechnic Institute.
Lucas was elected as a Class III board member, for a term to expire at the Annual Meeting of Shareholders in 2008 and will serve on the Audit and Finance Committee and the Compensation Committee of the Board of Directors.

Other members of Imation’s Board of Directors include:
•	Michael S. Fields, Chairman and Chief Executive Officer, KANA Software, Inc. Chairman, The Fields Group

•	Linda W. Hart, Vice Chairman and Chief Executive Officer, Hart Group, Inc., and Non-Executive Chairman of the Board, Imation Corp.
•	Charles A. Haggerty, Chief Executive Officer, LeConte Associates, LLC, Retired Chairman and Chief Executive Officer, Western Digital Corporation.

•	Ronald T. LeMay, Industrial Partner, Ripplewood Holdings LLC; Executive Chairman and Chief Executive Officer, Last Mile Connections, Inc.; Chairman, AirCell, Inc.; Chairman, October Capital

•	L. White Matthews, III, retired Executive Vice President and Chief Financial Officer, Ecolab, Inc.; former Executive Vice President and Chief Financial Officer; Union Pacific

•	Charles Reich, retired Executive Vice President, 3M Company, Health Care Business

•	Frank P. Russomanno; Chief Executive Officer and President, Imation Corp.

•	Glen A Taylor; Chairman, Taylor Corporation

•	Daryl J. White, retired President and Chief Financial Officer, Legerity, Inc; former Senior Vice President of Finance and Chief Financial Officer, Compaq Computer Corporation
About Imation Corp
Imation Corp is the only company in the world solely focused on the development, manufacture and supply of removable data storage products spanning the four pillars of magnetic, optical, flash and removable hard disk storage. Additional information about Imation is available at http://www.imation.com or by calling 1-888-466-3456.